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                                                         Filed Pursuant to 424B5
                                                      Registration No. 333-50016


          Prospectus Supplement (to Prospectus Dated November 15, 2000)


                        PENN TREATY AMERICAN CORPORATION
                             SHARES OF COMMON STOCK


     We are offering to certain of our insurance agents the opportunity to be standby purchasers of our shares of common stock which are currently being offered to holders of our common stock and of our 6 1/4% convertible subordinated notes due 2003 in a rights offering described in a prospectus supplement dated April 25, 2001. The purchase price for each share will be $2.40. We are seeking gross proceeds of $28,999,200 in the rights offering and it expires on May 25, 2001. We may extend the expiration date, modify the terms of the offering or cancel the rights offering by press release at any time. If we cancel the rights offering, we also intend to cancel this offering to standby purchasers.

     Following the expiration date of the rights offering, if the total proceeds from the exercise of rights equals the gross proceeds we are seeking, then no sales will be made in this offering. However, if we have not received the gross proceeds we are seeking from exercise of rights, then we will accept your subscription to purchase common stock at $2.40 per share up to the gross proceeds we are seeking. In addition, if the aggregate proceeds from the exercise of rights and the subscriptions from this offering exceeds the gross proceeds, then the subscriptions in this offering will be prorated.

     Our common stock is listed for trading on the New York Stock Exchange under the symbol "PTA".

Investing in our common stock involves significant risks that are described in the "Risk Factors" section beginning on page S-7 of the prospectus supplement dated April 25, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the prospectus supplement dated April 25, 2001 or the accompanying prospectus dated November 15, 2000 is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about May 31, 2001.

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             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 7, 2001.